SE Financial Corp.

                                                           FOR IMMEDIATE RELEASE
                                                          Contact: Pamela M. Cyr
                                                               President and CEO
                                                                  (215) 468-1700

                               SE FINANCIAL CORP.
                      ANNOUNCES SECOND QUARTER 2007 RESULTS


         Philadelphia,  Pennsylvania,  June 8, 2007 - SE Financial Corp. (OTCBB:
SEFL) (the "Company"), the holding company for St. Edmond's Federal Savings Bank, announced a net loss of $11.2 thousand for the three months ended April 30, 2007 as compared to a net loss of $99.0 thousand for the same period last year. For the six months ended April 30, 2007, the Company announced a net loss of $81.1 thousand compared to a net loss of $90.5 thousand for the same period last year.

Commenting on the Company's performance for the quarter, President and CEO Pam Cyr stated:

o Total loans increased $5.9 million, or 21% on an annualized basis. One-to-four family loans increased $2.8 million, construction loans increased $2.7 million, and multi-family loans increased $700 thousand. Loans originated during the quarter totaled $8.0 million with a weighted average rate of 7.76% while repayments totaled $2.1 million. As a result of our marketing efforts the pipeline has increased over the quarter despite fierce competition in the Bank's market area.

o Total deposits increased $8.8 million or 24% on an annualized basis. The increase was fueled by the opening of the Deptford, New Jersey banking office in December 2006. This location is off to a strong start with 538 accounts and total deposits of $8.3 million as of June 8th. o This location is off to a strong start with accounts and total deposits ate of this release.

o Total borrowings decreased to $8.1 million for the quarter ended April 30, 2007 from $11.3 million for the quarter ended January 31, 2007 due to the maturity of a $3.0 million Federal Home Loan Bank advance.

o During the quarter $2.4 million in municipal securities and $2.0 million in agency securities were sold at a net gain of $103.8 thousand. The securities sold had a weighted average yield of 4.95% and a weighted average life of 14 years. Proceeds were reinvested into mortgage-backed securities with a weighted average yield of 5.53% and a weighted average life of 7 years.

o Despite the continuation during the quarter of a flat to inverted yield curve, the margin decreased only 3 basis points to 2.77% from 2.80%. The cost of deposits held at 4.21% versus 4.20% in the previous quarter. The yield on loans for the current quarter was 7.31% versus 7.48% for the quarter ended January 31, 2007. The yield on loans for the quarter ended January 31, 2007 was positively impacted by $36,000 of interest recovered on a nonaccrual loan. The yield on loans without that recovery would have been 7.35%.

o Subsequent to quarter end nonperforming loans decreased to $155 thousand from $1.5 million due to the sale of loan participation interests in three loans to one borrower discussed in the previous quarter. The provisions for loan losses that were made in connection with these participation interests in previous quarters were sufficient to cover the Bank's losses on the sale of these participation interests.

o We have made significant progress in establishing each of our new Neighborhood Banking Offices in their respective markets as a result of limited but targeted advertising, extensive business development and community involvement from all levels of our organization.


                               SE FINANCIAL CORP.
                          UNAUDITED QUARTER HIGHLIGHTS
                             (Dollars in Thousands)

                               QTR           QTR       $ Increase    % Increase
                            4/30/2007     1/31/2007    (Decrease)     (Decrease)
                      ---------------------------------------------------------
Total Assets                  185,557      179,972        5,585          3.10%
                      ---------------------------------------------------------
Investment Securities          48,114       49,297       (1,183)        -2.40%
                      ---------------------------------------------------------
Loans                         118,629      112,719        5,910          5.24%
                      ---------------------------------------------------------
Deposits                      152,503      143,683        8,820          6.14%
                      ---------------------------------------------------------
Borrowings                      8,088       11,266       (3,178)       -28.21%
                      ---------------------------------------------------------
Equity                         24,201       24,056          145          0.60%
                      ---------------------------------------------------------
Interest Income                 2,796        2,728           68          2.49%
                      ---------------------------------------------------------
Interest Expense                1,633        1,587           46          2.90%
                      ---------------------------------------------------------
Net Interest Income             1,163        1,141           22          1.93%
                      ---------------------------------------------------------
Provision                          31          (32)          63       -196.88%
                      ---------------------------------------------------------
Other Income                      193          118           75         63.56%
                      ---------------------------------------------------------
Non Interest Expense            1,384        1,419          (35)        -2.47%
                      ---------------------------------------------------------
Net Income (Loss)                 (11)         (69)          58        -84.06%
                      ---------------------------------------------------------
Net Interest Margin             2.77%        2.80%       -0.03%         -1.07%
                      ---------------------------------------------------------
Yield on Loans                  7.31%        7.48%       -0.17%         -2.27%
                      ---------------------------------------------------------
Yield on Investments            4.85%        4.76%        0.09%          1.89%
                      ---------------------------------------------------------
Cost of Deposits                4.21%        4.20%        0.01%          0.24%
                      ---------------------------------------------------------
Cost of Borrowings              4.20%        4.63%       -0.43%         -9.29%
                      ---------------------------------------------------------

Comparison  of the Results of  Operations  for the Three  Months Ended April 30,
--------------------------------------------------------------------------------
2007 and April 30, 2006
-----------------------

         For the three months ended April 30, 2007 and 2006, net interest income after provision for loan losses totaled $1.1 million and $826.1 thousand, respectively. The average balance of interest-earning assets increased $24.5 million to $171.2 million for the three months ended April 30, 2007 as compared to $146.7 million for the three months ended April 30, 2006 but was offset by a decrease in the net interest margin of 13 basis points to 2.77% for the three months ended April 30, 2007 from 2.90% for the three months ended April 30, 2006. Management anticipates that if the yield curve remains flat to inverted then the Bank will continue to experience pressure on its net interest margin.

         The provision for loan losses decreased $185.4 thousand to $30.6 thousand for the three months ended April 30, 2007 versus $216.0 thousand for the three months ended April 30, 2006. For the three months ended April 30, 2006 higher provisions were recorded due mainly to the downgrade of a $1.3 million construction loan that was subsequently repaid in full.

         Non-interest income was $193.1 thousand for the three months ended April 30, 2007 compared to $105.1 thousand for the three months ended April 30, 2006. The increase of $88.0 thousand was due mainly to gains on the sale of investment securities totaling $103.8 thousand. During the quarter $2.4 million in municipal securities and $2.0 million in agency securities were sold at a net gain and the proceeds were reinvested into mortgage-backed securities with a shorter average life and a higher yield.

         Non-interest expense increased $269.1 thousand to $1.4 million for the three months ended April 30, 2007 compared to $1.1 million for the three months ended April 30, 2006. The increase in non-interest expense was due mainly to increases in compensation and employee benefits and occupancy and equipment costs. The $163.5 thousand increase in compensation and employee benefits was due primarily to additions to staff for the Deptford, New Jersey banking office (opened in December 2006) and additional staff in the lending area and higher payroll taxes and employee benefits expense. The $48.3 thousand increase in occupancy and equipment costs was due to an increase in depreciation, rent expense, utilities and maintenance expense related to the opening of the new banking office in Deptford, New Jersey.

Comparison of the Results of Operations  for the Six Months Ended April 30, 2007
--------------------------------------------------------------------------------
and April 30, 2006
------------------

         For the six months ended April 30, 2007 and 2006, net interest income after provision for loan losses totaled $2.3 million and $1.9 million, respectively. The increase of $404.6 thousand was due to an increase in the average balance of interest-earning assets of $24.4 million to $168.6 million for the six months ended April 30, 2007 as compared to $144.2 million for the six months ended April 30, 2006 but was offset by a decrease in the net interest margin of 24 basis points to 2.88% for the six months ended April 30, 2007 from 3.12% for the six months ended April 30, 2006. Management anticipates that if the yield curve remains flat to inverted then the Bank will continue to experience pressure on its net interest margin.

         The provision for loan losses decreased $253.5 thousand to a net recovery of $1.4 thousand for the six months ended April 30, 2007 versus a provision of $252.1 thousand for the six months ended April 30, 2006. For the six months ended April 30, 2006 higher provisions were recorded due mainly to the downgrade of a $1.3 million construction loan that was subsequently repaid in full.

         Non-interest income was $305.4 thousand for the six months ended April 30, 2007 compared to $191.2 thousand for the six months ended April 30, 2006. The increase of $114.2 thousand was due mainly to gains on the sale of investment securities. During the quarter ended April 30, 2007 $2.4 million in municipal securities and $2.0 million in agency securities were sold at a net gain and the proceeds were used to purchase $4.4 million mortgage-backed securities with a shorter average life and a higher yield.

         Non-interest expense increased $503.6 thousand to $2.8 million for the six months ended April 30, 2007 compared to $2.3 million for the six months ended April 30, 2006. The increase in non-interest expense was due mainly to increases in compensation and employee benefits and occupancy and equipment costs offset by a decrease in professional fees. The $381.0 thousand increase in compensation and employee benefits was due primarily to additions to staff for the newly opened Deptford, New Jersey banking office and additional staff in the lending area and higher payroll taxes and employee benefits expense. The $131.5 thousand increase in occupancy and equipment costs was due to an increase in depreciation, rent expense, utilities and maintenance expense related to the opening of the new banking office in Deptford, New Jersey and costs for a full six months during the current year period for the Roxborough and Ardmore banking offices that were opened in December 2005 and February 2006. The decrease in professional fees was due to nonrecurring legal expenses incurred during the prior year period.


Comparison of Financial Condition at April 30, 2007 and October 31, 2006
------------------------------------------------------------------------

         Total assets increased $9.6 million to $185.6 million at April 30, 2007 as compared to $176.0 million at October 31, 2006. Cash and cash equivalents increased $3.5 million to $6.4 million at April 30, 2007 from $2.9 million at October 31, 2006 due to loan repayments and the increase in deposits. Loans receivable increased $6.3 million to $118.6 million at April 30, 2007 from $112.4 million at October 31, 2006. Deposits increased $15.3 million to $152.5 million at April 30, 2007 from $137.2 million at October 31, 2006. Borrowed money decreased $5.9 million to $8.1 million at April 30, 2007 from $13.9 million at October 31, 2006 due to the maturity of a $3.0 million Federal Home Loan Bank borrowing and net repayments of $2.5 million in overnight borrowings. Stockholders' equity increased $222.3 thousand to $24.2 million at April 30, 2007 from $24.0 million at October 31, 2006 due mainly to a decrease in the accumulated other comprehensive loss of $305.0 thousand as a result of an increase in the market value of the Company's investment portfolio offset by the net loss for the period and dividends paid.

Company Information

         SE Financial Corp. is the holding company for St. Edmond's Federal Savings Bank, a federally chartered stock savings institution with five Neighborhood Banking Offices serving South Philadelphia, Roxborough and Ardmore, Pennsylvania and Deptford and Sewell, New Jersey. SE Financial Corp. is incorporated under the laws of the Commonwealth of Pennsylvania and its executive offices are located at 1901-03 East Passyunk Avenue, Philadelphia, Pennsylvania 19148. As of April 30, 2007, there were issued and outstanding 2,284,095 shares of common stock, par value $0.10 per share of SE Financial Corp. Registrar and Transfer Company serves as the transfer agent for SE Financial Corp. and its address is 10 Commerce Drive, Cranford, New Jersey 07016.

         Senior Management: Pamela M. Cyr, President and CEO, J. Christopher Jacobsen, EVP and Chief Operating Officer, and Charles F. Miller, EVP and Chief Lending and Credit Officer.

         Board of Directors: Marcy C. Panzer (Chairman), Samuel Barsky (Secretary), Charles M. Cahn, Andrew A. Hines, Megan L. Mahoney, J. W. Parker, Jr., CPA, David M. Rosenberg, William F. Saldutti, III, Susanne Spinell Shuster, CPA.







Forward-Looking Statements Disclaimer

         This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any statement that is not a historical fact is a forward-looking statement. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

                               SE FINANCIAL CORP.

------------------------------------------------------------------------------------------------------------------------------------
Selected Income Statement Data (Unaudited)
(Dollars in thousands except per share data)                            Three Months Ended April 30,    Six Months Ended April 30,
                                                                        ----------------------------  ------------------------------
                                                                             2007            2006          2007               2006
                                                                         -----------    -----------   -----------        ----------
     Interest income                                                     $     2,796    $     2,209   $     5,524        $    4,335
     Interest expense                                                          1,633          1,167         3,220             2,182
                                                                         -----------    -----------   -----------        ----------
     Net interest income                                                       1,163          1,042         2,304             2,153
     Provision for (recovery of) loan losses                                      31            216            (1)              252
                                                                         -----------    -----------   -----------        ----------
     Net interest income after provision for (recovery of) loan losses         1,132            826         2,305             1,901
     Noninterest income                                                          193            105           306               191
     Noninterest expense                                                       1,384          1,115         2,798             2,294
                                                                         -----------    -----------   -----------        ----------
     Loss before taxes                                                           (59)          (184)         (187)             (202)
     Income tax (benefit) expense                                                (48)           (85)         (106)             (112)
                                                                         -----------    -----------   -----------        ----------
     Net loss                                                            $       (11)   $       (99)  $       (81)       $      (90)
                                                                         ===========    ===========   ===========        ==========

     Weighted average shares outstanding- basic and diluted (1)            1,903,382      1,893,338     1,907,770         2,294,150
     Loss per share - basic and diluted (1)                                   ($0.01)        ($0.05)       ($0.01)           ($0.05)

     -------------------------------------------------------------------------------------------------------------------------------

Performance Ratios (Unaudited)                                      Three Months Ended April 30,        Six Months Ended April 30,
                                                                    ----------------------------      ------------------------------
                                                                       2007            2006               2007               2006
                                                                    -----------    -----------        -----------        -----------
     Return on average assets (2)                                      -0.02%          -0.25%             -0.09%             -0.12%
     Return on average equity (2)                                      -0.18%          -1.63%             -0.67%             -0.66%
     Net interest margin on average interest earning assets (2)(3)      2.77%           3.00%              2.88%              3.12%

------------------------------------------------------------------------------------------------------------------------------------

Selected Balance Sheet Data (Unaudited)
(Dollars in thousands except per share data)                                 April 30,                        October 31,
                                                                               2007                              2006
                                                                            -----------                       -----------
     Assets                                                                 $ 185,557                         $ 175,984
     Loan receivable, net                                                     118,629                           112,357
     Cash and cash equivalents                                                  6,361                             2,887
     Investment securities                                                     48,115                            48,398
     Deposits                                                                 152,503                           137,241
     FHLB borrowings                                                            8,088                            13,941
     Total stockholders' equity                                                24,201                            23,979
     Ending shares outstanding (1)                                          1,911,645                         1,902,206
     Book value per share (1)                                                   12.66                             12.61
     Stockholders' equity to total assets                                       13.04%                            13.63%

------------------------------------------------------------------------------------------------------------------------------------

Asset Quality (Unaudited)
(Dollars in thousands)                                                       April 30,                        October 31,
                                                                               2007                              2006
                                                                            -----------                       -----------
     Non-performing assets (4)                                                $ 1,536                            $  515
     Allowance for losses                                                       1,114                             1,112
     Non-performing assets to total assets                                       0.83%                             0.29%
     Allowance for losses to total loans                                         0.94%                             0.99%
     Allowance for losses to non-performing assets                              72.53%                            215.92%
------------------------------------------------------------------------------------------------------------------------------------

(1) Shares outstanding does not include unreleased ESOP shares, unearned nonvested RSP shares, or shares held in the Stock Compensation Trust for purposes of the weighted average shares outstanding calculation and the ending shares outstanding calculation.
(2)  Annualized for the three and six months ended April 30, 2007 and (2006.)
(3) The yield on municipal securities has been adjusted to a tax-equivalent basis.
(4)  Non-performing assets include non-accrual loans and real estate owned.